EXHIBIT 2.2

August 1, 2017

PharMerica Corporation

1901 Campus Place

Louisville, KY 40299

Re: Antitrust Support Side Letter

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, between PharMerica Corporation (the “Company”), Phoenix Parent Holdings Inc. (“Parent”) and Phoenix Merger Sub Inc. Capitalized terms used herein without definition shall have the meaning ascribed thereto in the Merger Agreement.

The Company, KKR Americas Fund XII L.P. (“KKR Americas XII”) and Walgreens Boots Alliance, Inc. (“WBA”) hereby agree as follows:

1.	(a) Subject to Section 1(b), each of WBA and KKR Americas XII shall use reasonable best efforts to take all actions necessary to enable Parent to comply with its obligations under Section 9.01 of the Merger Agreement.

(b) Nothing in this letter or the Merger Agreement shall require WBA or any of its Affiliates or Kohlberg Kravis Roberts L.P. (“KKR”) or any of its Affiliates (on behalf of themselves or others), including KKR Americas XII and any other investment funds or investment vehicles affiliated with, or managed or advised by, KKR or any portfolio company (as such term is commonly understood in the private equity industry) or investment of KKR or of any such investment fund or investment vehicle, other than Parent and its Subsidiaries, to agree to or otherwise effect any divestiture, hold separate arrangement, change to its assets or business, litigation or any other Antitrust Action, and Parent shall have no obligation to cause WBA, KKR or such Affiliates to take any such actions.

2.	Each of WBA, WBA’s affiliates (excluding for this purpose Parent and Merger Sub, the obligations for which are set forth in the Merger Agreement) and KKR Americas XII shall use reasonable best efforts not to undertake, announce or enter into any agreement relating to any merger, acquisition, joint venture, commercial contract or similar transaction with any other person or entity that involves any (i) long term care pharmacy or (ii) business that provides home infusion therapy services to patients, if, in the case of (i) or (ii), any of the foregoing would be reasonably expected to result in any material impediment or material delay in obtaining applicable clearances required under any applicable antitrust laws (provided that nothing contained in this letter or the Merger Agreement shall in anyway restrict the activities of KKR or any of its Affiliates (excluding KKR Americas XII but including any other investment funds or investment vehicles affiliated with, or managed or advised by, KKR or any portfolio company (as such term is commonly understood in the private equity industry) or investment of KKR or of KKR Americas XII or any such other investment fund or investment vehicle).

3.	In the event of any breach of this letter by WBA or KKR Americas XII (whether such breach is intentional, unintentional, a Willful Breach or otherwise), the sole and exclusive remedies of the Company and any of its Affiliates are to (a) seek to obtain an injunction or specific performance against WBA or KKR Americas XII or (b) terminate the Merger Agreement in accordance with Section 11.01(d)(iii) of the Merger Agreement and receive the Parent Termination Fee or Willful Breach Antitrust Termination Fee pursuant to, and subject to the limitations of Section 12.04 of the Merger Agreement. In no event shall the Company or the stockholders of the Company seek to recover monetary damages from WBA, KKR Americas XII or any other Parent Related Party, other than (i) payment of the Parent Termination Fee or the Willful Breach Antitrust Termination Fee, as applicable, if due from Parent under the terms of the Merger Agreement, (ii) to the extent Parent does not pay the Parent Termination Fee or Willful Breach Antitrust Termination Fee, as applicable, payment from WBA of the pro rata portion of the Parent Termination Fee or the Willful Breach Antitrust Termination Fee, as applicable, guaranteed by WBA subject to and in accordance with its Limited Guarantee, and (iii) to the extent Parent does not pay the Parent Termination Fee or the Willful Breach Antitrust Termination Fee, as applicable, payment from KKR Americas XII of the pro rata portion of the Parent Termination Fee or Willful Breach Antitrust Termination Fee, as applicable, guaranteed by KKR Americas XII subject to and in accordance with its Limited Guarantee. For the avoidance of doubt and in accordance with the terms of the Merger Agreement, the parties agree and understand that in no event shall Parent be required to pay both the Parent Termination Fee and the Willful Breach Antirust Termination Fee and consequently in no event shall WBA and KKR Americas XII be required to pay their applicable pro rata portions of both such fees, it being understood and agreed that only either the Parent Termination Fee or the Willful Breach Antitrust Termination Fee shall ever be payable.

4.	This letter may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this letter, or the negotiation, execution or performance of this letter may only be made against WBA and KKR Americas and no Parent Related Party (other than WBA and KKR Americas) shall have any liability under this letter or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith.

5.	This letter shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.

6.	The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this letter or the transactions contemplated hereby shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

7.	EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS LETTER OR THE TRANSACTION CONTEMPLATED HEREBY.

8.	This letter may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party (including by means of electronic delivery or facsimile), it being understood that the parties need not sign the same counterpart. Signatures to this letter agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

9.	This letter agreement (and all obligations hereunder) shall terminate automatically and immediately upon the earliest to occur of (a) the termination of the Merger Agreement in accordance with its terms, (b) the termination of the Equity Commitment Letters and/or the Limited Guarantees in accordance with their terms and (c) the Closing.

[Signature page follows]

The undersigned hereby confirm their agreement to the foregoing.

Very truly yours,

KKR Americas Fund XII L.P.

By:	KKR Associates Americas XII L.P.,

its General Partner

By:	KKR Americas XII Limited,

its General Partner

By:	/s/ William J. Janetschek Name: William J. Janetschek Title: Authorized Signatory

Walgreens Boots Alliance, Inc.

By:	/s/ Mark E. Vainisi Name: Mark E. Vainisi Title: SVP, M&A

PharMerica Corporation

By:	/s/ Gregory S. Weishar Name: Gregory S. Weishar Title: Chief Executive Officer